Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

June 6, 2016

Boston Scientific Corporation

100 Boston Scientific Way

Marlborough, MA 01752

Attention:	David Pierce
SVP & President, Endoscopy

Ladies and Gentlemen:

This agreement (this “Agreement”) is being entered into in connection with your consideration of a possible negotiated transaction (the “Transaction”) between EndoChoice Holdings, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Boston Scientific Corporation (“you”).

As a part of your consideration of the Transaction, it is expected that the Company and its Representatives (as defined below) will furnish or otherwise make available to you certain Confidential Information. As used herein, the term “Confidential Information” shall mean and include (a) all information (whether oral, written, electronic or otherwise) regarding the business, operations or affairs of the Company that is furnished or otherwise made available to you by the Company or its Representatives, regardless of the form in which it is provided or maintained and whether prepared by the Company, its Representatives or otherwise and whether provided before, on or after the date hereof, and (b) any notes, analyses, compilations, studies, interpretations or other documents prepared by you or any of your Representatives that contain or otherwise reflect or are based in whole or in part on such information. Notwithstanding the foregoing, it is understood that the term “Confidential Information” does not include any information that (i) was publicly available prior to the date of this Agreement, or hereafter becomes publicly available without any violation of this Agreement on the part of you or any of your Representatives, (ii) is or becomes available to you or your Representatives on a non-confidential basis from a person other than the Company or its Representatives who is not, to the best of your knowledge, subject to any legally binding obligation to keep such information confidential or (iii) was or is independently developed by you or your Representatives without reference to the Confidential Information. As used in this Agreement, “person” means an individual or entity, and the “Representatives” of any person means the affiliates and the officers, directors, employees, attorneys, accountants, financial advisors, agents and other representatives of such person and its affiliates.

In consideration of your being provided with Confidential Information and being offered the opportunity to evaluate the business and operations of the Company, you agree to comply with the terms of this Agreement.

1.                                  You agree that neither you nor any of your Representatives will use, or allow the use of, Confidential Information for any purpose except to evaluate the Transaction. You agree that the Confidential Information will be kept confidential and will not be disclosed, in whole or in part, by you or your Representatives to any person other than those of your Representatives who need to know such Confidential Information for the purpose of evaluating the Transaction; provided that (a) you shall require your Representatives to be bound by the terms of this Agreement to the fullest extent as if they were parties hereto and (b) you shall be responsible for any breach of this Agreement by you or any of your Representatives. You shall, and shall cause your Representatives to, safeguard the Confidential Information in the same manner and with the same level of care (but no less than reasonable care) that you use in safeguarding and handling your own confidential and proprietary information.

2.                                  If you or any of your Representatives is requested by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process issued by a court or governmental body of competent jurisdiction to disclose any of the Confidential Information, or you determine, based on the opinion of counsel, that disclosure of any Confidential Information is required under applicable law or the applicable rules or regulations of any national securities exchange, you will, to the extent permitted by applicable law, provide the Company with prior written notice thereof promptly (and, in any event, within two business days) after receipt or such request or determination so that the Company may seek a protective order or other appropriate remedy or waive your compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and you or any of your Representatives are nonetheless legally compelled to disclose such information, you or your Representatives, as the case may be, will furnish only that portion of the Confidential Information that is legally required, in the opinion of your counsel, and will exercise your reasonable best efforts to obtain assurances that confidential treatment will be accorded the Confidential Information.

3.                                  Without the prior written consent of the Company, you shall not disclose to any person, (a) the fact that any investigations, discussions or negotiations are taking or have taken place concerning a Transaction, (b) that you have requested or received Confidential Information or (c) any of the terms, conditions or other facts with respect to a Transaction, including the status thereof (such information, collectively, the “Transaction Information”); provided that (i) you may disclose Transaction Information to those of your Representatives who need to know such information solely for the purpose of evaluating, negotiating or implementing a Transaction, so long as you inform such Representatives of the confidential nature of the Transaction Information and direct such Representatives to comply with the terms of this Agreement (provided that you shall be responsible for any breach of this Agreement by you or any of your Representatives), and (ii) after providing notice to the Company that is reasonable under the circumstances, you may disclose the Transaction Information if you are advised by your legal counsel that such disclosure is required under applicable law or the rules of any national securities exchange on which one or more of your securities is listed or quoted.

4.                                  You represent that neither you nor, to the best of your knowledge, any of your Representatives has entered into directly or indirectly, any agreement, arrangement or understanding with any other Person (other than the Company related to this Agreement) with respect to a possible acquisition transaction involving the Company or that would restrict the ability of any other Person to provide financing (debt, equity or other) for a possible transaction involving the Company.

5.                                    You agree that all communications by you or any of your Representatives concerning the Transaction and its due diligence investigation (including requests for additional Confidential Information, meetings with management and site visits) shall be directed to the Company’s CEO or designated financial advisor (and not, for the avoidance of doubt, to any other director or employee of the Company), except as may otherwise by approved in advance by the Company’s CEO.

6.                                    You agree to inform the Company promptly of any determination by you not to proceed with your consideration of a Transaction. Promptly upon the Company’s request, you shall, at your option, either destroy or return to the Company all Confidential Information. Upon the request of the Company, you will provide the Company prompt (in any event within ten days after receipt of such request) written certification by an officer of your compliance with the prior sentence. Notwithstanding the foregoing, (i) you may retain a copy in your standard electronic backup or archival systems, so long as such copy is not available to an end-user in the ordinary course of business, and (ii) your legal department may maintain a copy of the Company’s Confidential Information in your restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes.

7.                                    You hereby acknowledge that in your examination of the Confidential Information, you and your Representatives will have access to material non-public information concerning the Company. You acknowledge that you are aware (and that your Representatives have been or will be advised by you) that the United States or other applicable securities laws prohibit any person who has received from an issuer material nonpublic information relating to an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.                                    You agree that for a period of nine months from the date of this Agreement, neither you nor any of your affiliates will, unless specifically invited in writing by the board of directors of the Company, directly or indirectly, in any manner (your obligations pursuant to this Section 8 being, the “Standstill”): (a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting or other securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting or other securities of the Company, (b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company, (c) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting or other securities of the Company, (d) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the

Company or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company, (e) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting or other securities or securities convertible or exchangeable into or exercisable for any voting or other securities or assets of the Company, (f) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders, any merger, business combination, share exchange, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, policies, board of directors or similar governing body of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company, (g) make any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill, or (h) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (g) of this Standstill, or take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (g) of this Standstill. Notwithstanding the foregoing, if any other Person or group proposes publically, or otherwise enters into an agreement with the Company, to take any action that you would be prohibited to take under this Standstill, then this paragraph shall be of no further force or effect.

9.                                  You further agree that for a period of one year following the date hereof, you will not, and will ensure that your affiliates (and any person acting on behalf of or in concert with you or any of your affiliates) (collectively, the “Restricted Persons”) will not, directly or indirectly, solicit for employment or hire (a) any officer or other “key employee” of the Company (where a “key employee” is defined as an employee of the Company who is at or above the level of Vice President) or (b) any employee of the Company with whom any Restricted Person has had substantive contact, or who is specifically identified to any Restricted Person, during such Restricted Person’s investigation of the Company; provided that this Section 9 shall not prohibit solicitation for employment by means of a general advertisement that is not specifically targeted at employees of the Company.

10.                           You agree that the Company would be irreparably injured by a breach of this Agreement by you or your Representatives and that, in the event of a breach or threatened breach, the Company shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance without the necessity of providing any bond or other security, and you hereby irrevocably consent to such relief. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.                           Neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives resulting from the selection or use of the Confidential Information or any errors therein or omission therefrom. Neither the Company nor its Representatives makes any representations or warranties, express or implied, with respect to the Confidential Information, except for any representations and warranties that may be expressly made to the other party in a definitive transaction agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified therein. Unless and until the parties shall have executed and delivered a definitive transaction agreement, neither party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein.

12.                           You hereby represent and agree that you have not and will not, and that your Representatives (in their capacity as your Representatives) have not and you will cause your Representatives (in their capacity as your Representatives) not to, directly or indirectly, have any discussions or other communications, or enter into any agreement, arrangement or understanding (including any joint bid, teaming or similar agreements) with any other prospective bidder for the Company with respect to a possible transaction involving the Company or that could otherwise affect such person’s decisions or actions with respect to a possible transaction or arrangement involving the Company, including, without limitation (a) whether or not you or such other prospective bidder will make a bid or offer for the Company or (b) the price, terms and conditions that you or such other prospective bidder may bid or offer for the Company without (in each case) the prior written consent of the Company.

13.                           You hereby acknowledge and agree that without the prior written consent of the Company, no person who is a potential source of equity or debt financing with respect to your participation in the Transaction shall be considered your Representative for any purpose hereunder without the prior consent of the Company, not to be unreasonably withheld. You further represent and agree that neither you nor any of your Representatives (in their capacity as your Representatives) have entered, directly or indirectly, or without the prior written consent of the Company will enter, directly or indirectly, into any agreement, arrangement or understanding with any other person that would have or reasonably be expected to have the effect of requiring such person to provide you with financing or other potential sources of capital on an exclusive basis in connection with the Transaction. In addition, you agree not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders with respect to any transaction involving the Company.

14.                           You acknowledge that (a) the Company and its Representatives shall be free to conduct the process for the Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyers and entering into a definitive agreement without prior notice to you or to any other person), (b) the Company and its Representatives may establish procedures and guidelines (the “Procedures”) for the submission of proposals relating to the Transaction, (c) any Procedures relating to the Transaction may be changed at any time without notice to you or any other person, and the Company reserves the right to reject any proposals made by you or your Representatives and to suspend or terminate discussions or negotiations with you at any time and (d) you shall not have any claims whatsoever against the Company or any of its Representatives arising out of or relating to the Procedures or the Transaction.

15.                           All proprietary and intellectual property rights in and to Confidential Information shall remain the sole property of the Company, and nothing in this Agreement shall be construed in any way to grant to you or your Representatives any express or implied option, license or other right, title or interest in or to any Confidential Information, or to any intellectual property rights embodied in such Confidential Information.

16.                            If any term or provision of this Agreement or any application hereof shall be invalid and unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

17.                            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if such court shall not have jurisdiction, any New York state court sitting in New York city), and you hereby irrevocably consent to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waive to the fullest extent permitted by law, any objection that you may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any such suit, action or proceeding brought against you in any such court. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon such judgment.

18.                            YOU HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

19.                            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be modified or waived only by an instrument signed by the parties hereto. This Agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto.

20.                            This Agreement will be binding upon you and your Representatives for a period of three years from the date hereof.

21.                            This Agreement may be executed in one or more counterparts. Each shall be deemed an original, but together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or PDF electronic transmission. Any facsimile signatures or delivery of signatures by PDF electronic transmission shall have the same legal effect as manual signatures.

[signature page follows]

Very truly yours,

EndoChoice Holdings, Inc.

By:	/s/ Mark Gilreath
	Name:	Mark Gilreath
	Title:	CEO

Accepted and agreed:

Boston Scientific Corporation

By:	/s/ Charlie Attlan
	Name:	Charlie Attlan
	Title:	SVP, Business Development

[Signature Page – Confidentiality Agreement]